CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No.19 to the Registration Statement (Form N-1A No. 333-220520) of Cushing Mutual Funds Trust.

We also consent to the incorporation by reference therein of our report dated January 28, 2020 with respect to the financial statements and financial highlights of Cushing NextGen Infrastructure Fund for the year ended November 30, 2019 included in the Annual Report (Form N-CSR) for 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
March 30, 2020